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                                                                    EXHIBIT 9(f)

                          FUND PARTICIPATION AGREEMENT


This Agreement is entered into as of the 31st day of July, 1996, between The Travelers Insurance Company, and its affiliate The Travelers Life and Annuity Company (collectively, "Travelers"), both life insurance companies organized under the laws of the State of Connecticut, and Travelers Series Trust (the "Fund"), a trust organized under the laws of the State of Massachusetts.

                                   ARTICLE I

                                  DEFINITIONS

1.1      "Act" shall mean the Investment Company Act of 1940, as amended.

1.2 "Board" shall mean the Board of Directors of the Fund having the responsibility for management and control of the Fund.

1.3 "Business Day" shall mean a day on which both Travelers and the New York Stock Exchange are open for business.

1.4      "Commission" shall mean the Securities and Exchange Commission.

1.5 "Contract" shall mean a variable annuity contract or a variable life insurance contract that uses the Fund as an underlying investment medium. Individuals who participate under a group Contract are "Participants".

1.6 "Contractholder" shall mean any entity that is a party to a Contract with a Participating Company.

1.7 "Disinterested Board Members" shall mean those members of the Board that are not deemed to be "interested persons" of the Fund, as defined by the Act.

1.8      "TAMIC" shall mean Travelers Asset Management International
         Corporation.

1.9 "Participating Companies" shall mean any insurance company (including Travelers), which offers variable annuity and/or variable life insurance contracts to the public and which has entered into an agreement with the Fund similar hereto for the purpose of making Fund shares available to serve as the underlying investment medium for the aforesaid Contracts.

1.10 "Prospectus" shall mean the Fund's current prospectus and statement of additional information, as most recently filed with the Commission.
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1.11     "Separate Account" shall mean the applicable variable life or variable annuity separate account established by Travelers in accordance with the laws of the State of Connecticut. The Separate Accounts are listed in Schedule A to the Agreement.

1.12 "Software Program"' shall mean the software program used by the Fund for providing Fund and account balance information including net asset value per share. In situations where the Software Program used by the Fund is not available, such information may be provided by telephone. Any such software shall be provided to Travelers at no charge.

1.13 "Travelers' General Account(s)" shall mean the general account(s) of Travelers and its affiliates which invest in the Fund


                                   ARTICLE II

                                REPRESENTATIONS

2.1 Travelers represents and warrants that: (a) it is an insurance company duly organized and in good standing under applicable law; (b) it has legally and validly established the Separate Account pursuant to the Connecticut Insurance Code for the purpose of offering to the public certain group and individual variable annuity contracts; and (c) it has registered the Separate Account as a unit investment trust under the Act to serve as the segregated investment account for the Contracts.

2.2 Travelers represents and warrants that (a) the Contracts will be described in a registration statement filed under the Securities Act of 1933, as amended ("1933 Act"); (b) the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws; and (c) the sale of the Contracts shall comply in all respects with state insurance law requirements.

2.3 Travelers represents and warrants that the income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the applicable Contracts, to be credited to or charged against such Separate Account without regard to other income, gains or losses from assets allocated to any other accounts of Travelers. Travelers represents and warrants that the assets of the Separate Account are and will be kept separate from Traveler's General Accounts and any other separate accounts Travelers may have, and will not be charged with liabilities from any business that Travelers may conduct or the liabilities of any companies affiliated with Travelers.

2.4(a) Fund represents that the Fund is registered with the Commission under the Act as an open-end, non-diversified management investment company and possesses, and shall maintain, all legal and regulatory licenses, approvals, consents and/or exemptions required for Fund to operate and offer its shares as an underlying investment medium for Participating Companies. Fund further respresents and warrants that it is registered as a


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         non-diversified, open-end management company under the Investment
         Company Act of 1940 ("1940 Act") and that it does and will comply in all material respects with the 1940 Act.

2.4(b) Fund represents and warrants that any charges assessed against the Fund are, in the aggregate, reasonable in relation to the services rendered, and the expenses incurred or expected to be incurred.

2.5 Fund represents that it is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision) and that it will notify Travelers immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

2.6 Travelers represents that the Contracts are currently treated as life insurance policies or annuity contracts, under applicable provisions of the Code, and that it will make every effort to maintain such treatment and that it will notify the Fund immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

2.7 Fund agrees that the Fund's assets shall be managed and invested in a manner that complies with the requirements of Section 817(h) of the Code.

2.8 Fund agrees to establish one account in the name of Travelers and its affiliates and to make its shares available to such account. The shares shall be offered to the Separate Account and to Travelers' General Account at the net asset value of such shares.

2.9 Travelers and Fund agree that (1) Travelers shall be permitted (subject to the other terms of this Agreement) to utilize and employ other management investment companies as underlying investment media for the Separate Account, and (2) Fund shall be permitted (subject to the other terms of this Agreement) to make Fund shares available to other Participating Companies and contractholders.

2.10 Fund represents and warrants that any of its directors, officers, employees, investment advisers, and other individuals/entities who deal with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than that required by Rule 17g-1 under the Act. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.11 Travelers represents and warrants that all of its employees and agents who deal with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage in an amount not less than the coverage required


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         to be maintained by the Fund. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.12 If the Travelers issues variable life insurance policies through a Separate Account or the Fund enters into a participation agreement with a Participating Company (including Travelers) offering variable life insurance policies through a separate account investing in the Fund, Travelers and the Fund will promptly amend this Agreement to add any provisions, conditions or undertakings required by an exemptive order under the Act on which the Fund is then relying.


                                  ARTICLE III

                                  FUND SHARES

3.1 The Contracts funded through the Separate Account will provide for the investment of certain amounts in the shares of the Fund.

3.2 Fund agrees to make its shares available for purchase at the applicable net asset value per share by Travelers and the Separate Account on those days on which the Fund calculates its net asset value pursuant to rules of the Commission and the Fund shall use all reasonable efforts to calculate such net asset value on each Business Day. Notwithstanding the foregoing, the Fund may refuse to sell its shares to any person, or suspend or terminate the offering of the Fund's shares if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary and in the best interests of the Fund's shareholders.

3.3 Fund agrees that shares of the Fund will be sold only to Participating Companies and their separate accounts and to the general accounts of those Participating Companies and their affiliates. No Fund shares will be sold to the general public.

3.4 Fund shall use its best efforts to provide closing net asset value, dividend and capital gain information on a per-share and Fund basis to Travelers by 6:00 p.m. Eastern Time on each Business Day. Any material errors in the calculation of net asset value, dividend and capital gain information shall be reported immediately upon discovery to Travelers. Non-material errors will be corrected in the next Business Day's net asset value per share.

3.5 At the end of each Business Day, Travelers will use the information described in Sections 3.2 and 3.4 to calculate the Separate Account unit values for the day. Using this unit value, Travelers will process the day's Separate Account transactions received by it by the close of trading on the floor of the New York Stock Exchange (currently 4:00 p.m. Eastern time) to determine the net dollar amount of Fund shares which will be purchased or redeemed at that day's closing net asset value per share. The net purchase or redemption orders will be transmitted to the Fund by Travelers by 11:00 a.m. Eastern


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         Time on the Business Day next following Travelers' receipt of that information. Subject to Section 3.6, all purchase and redemption orders for Travelers' General Accounts shall be effected at the net asset value per share next calculated after receipt of the order by the Fund or its Transfer Agent.

3.6 Fund appoints Travelers as its agent for the limited purpose of accepting orders for the purchase and redemption of Fund shares for the Separate Account. Fund will execute orders at the net asset value per share determined as of the close of trading on the day of receipt of such orders by Travelers acting as agent ("effective trade date"), provided that the Fund receives notice of such orders by 11:00 a.m. Eastern Time on the next following Business Day.

3.7 Travelers will make its best efforts to notify Fund in advance of any unusually large purchase or redemption orders.

3.8 If Travelers' order requests the purchase of Fund shares, Travelers will pay for such purchases by wiring Federal Funds to Fund or its designated custodial account on the day the order is transmitted. If payment in Federal Funds for any purchase is received by the Fund after 12:00 noon on the business day on which the applicable purchase request was received by the Fund pursuant to Section 3.5, Travelers shall promptly upon the Fund's request, reimburse the Fund for any charges, costs, fees, interest or other expenses incurred by the Fund in connection with any advances to, or borrowings or overdrafts by, the Fund as a result of portfolio transactions effected by the Fund based upon such purchase request. If Travelers' order requests the redemption of Fund shares valued at or greater than $1 million dollars, the Fund will wire such amount to Travelers within seven days of the order.

3.9 Fund has the obligation to ensure that Fund shares are registered with applicable federal agencies at all times.

3.10 Fund will confirm each purchase or redemption order made by Travelers. Transfer of Fund shares will be by book entry only. No stock certificates will be issued to Travelers. Travelers will record shares ordered from Fund in an appropriate title for the corresponding account.

3.11     Fund shall credit Travelers with the appropriate number of shares.

3.12 On each ex-dividend date of the Fund or, if not a Business Day, on the first Business Day thereafter, Fund shall communicate to Travelers the amount of dividend and capital gain, if any, per share. All dividends and capital gains shall be automatically reinvested in additional shares of the Fund at the net asset value per share of the Fund on the ex-dividend date. Fund shall, on the day after the ex-dividend date or, if not a Business Day, on the first Business Day thereafter, notify Travelers of the number of shares so issued.


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                                   ARTICLE IV

                             STATEMENTS AND REPORTS

4.1 Fund shall provide monthly statements of account as of the end of each month for all of Travelers' accounts by the fifteenth (15th) Business Day of the following month.

4.2 Fund shall distribute to Travelers copies of the Fund's Prospectuses, proxy materials, notices, periodic reports and other printed materials (which the Fund customarily provides to its shareholders) in quantities as Travelers may, reasonably request for distribution to each Contractholder and Participant.

4.3 Fund will provide to Travelers at least one complete copy of all registration statements, Prospectuses, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or its shares, contemporaneously with the filing of such document with the Commission or other regulatory authorities.

4.4 Travelers will provide to the Fund at least one copy of all registration statements, Prospectuses, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or the Separate Account, contemporaneously with the filing of such document with the Commission.


                                   ARTICLE V

                                    EXPENSES


5.1 The charge to the Fund for all expenses and costs of the Fund, including but not limited to management fees, administrative expenses and legal and regulatory costs, will be made in the determination of the Fund's daily net asset value per share so as to accumulate to an annual charge at the rate set forth in the Fund's Prospectus. Excluded from the expense limitation described herein shall be brokerage commissions and transaction fees and extraordinary expenses.

5.2 Except as provided in this Article V and, in particular in the next sentence, Travelers shall not be required to pay directly any expenses of the Fund or expenses relating to the distribution of its shares. Travelers shall pay the following expenses or costs:

         a. Such amount of the production expenses of any Fund materials or marketing materials for prospective Travelers Contractholders and Participants as TAMIC and Travelers shall agree from time to time.


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         b.    Distribution expenses of any Fund materials or marketing
               materials for prospective Travelers Contractholders and Participants.

         c. Distribution expenses of Fund materials or marketing materials for Travelers Contractholders and Participants.

         Except as provided herein, all other Fund expenses shall not be borne by Travelers.


                                   ARTICLE VI

                                EXEMPTIVE RELIEF

6.1 Travelers has reviewed a copy of the order dated August 23, 1989 of the Securities and Exchange Commission under Section 6(c) of the Act and, in particular, has reviewed the conditions to the relief set forth in the related Notice. As set forth therein, Travelers agrees to report any potential or existing conflicts promptly to the Board, and in particular whenever contract voting instructions are disregarded, and recognizes that it will be responsible for assisting the Board in carrying out its responsibilities under such application. Travelers agrees to carry out such responsibilities with a view to the interests of existing Contractholders.

6.2 If a majority of the Board, or a majority of Disinterested Board Members, determines that a material irreconcilable conflict exists with regard to Contractholder investments in the Fund, the Board shall give prompt notice to all Participating Companies. If the Board determines that Travelers is responsible for causing or creating said conflict, Travelers shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include, but shall not be limited to:

         a. Withdrawing the assets allocable to the Separate Account from the Fund and reinvesting such assets in a different investment medium, or submitting the question of whether such segregation should be implemented to a vote or all affected Contractholders; and/or

         b.    Establishing a new registered management investment company.

6.3 If a material irreconcilable conflict arises as a result of a decision by Travelers to disregard Contractholder voting instructions and said decision represents a minority position or would preclude a majority vote by all Contractholders having an interest in the Fund, Travelers may be required, at the Board's election, to withdraw the Separate Account's investment in the Fund.


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6.4      For the purpose of this Article, a majority of the Disinterested Board
         Members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to bear the expense of establishing a new funding medium for any Contract. Travelers shall not be required by this Article to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contractholders materially adversely affected by the irreconcilable material conflict.

6.5 No action by Travelers taken or omitted, and no action by the Separate Account or the Fund taken or omitted as a result of any act or failure to act by Travelers pursuant to this Article VI shall relieve Travelers of its obligations under, or otherwise affect the operation of, Article V.


                                  ARTICLE VII

                             VOTING OF FUND SHARES

7.1 Fund shall provide Travelers with copies at no cost to Travelers, of the Fund's proxy material, reports to stockholders and other communications to stockholders in such quantity as Travelers shall reasonably require for distributing to Contractholders or Participants.

         Travelers shall:

         (a) solicit voting instructions from Contractholders or Participants on a timely basis and in accordance with applicable law;

         (b) vote the Fund shares in accordance with instructions received from Contractholders or Participants; and

         (c) vote Fund shares for which no instructions have been received in the same proportion as Fund shares for which instructions have been received.

         Travelers agrees at all times to votes its General Account shares in the same proportion as Fund shares for which instructions have been received from Contractholders or Participants.


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                                  ARTICLE VIII

                         MARKETING AND REPRESENTATIONS

8.1 The Fund or its underwriter shall periodically furnish Travelers with the following documents, in quantities as Travelers may reasonably request:

         a.    Current Prospectus and any supplements thereto;

         b.    other marketing materials.

         Expenses for the production of such documents may be borne by Travelers in accordance with Section 5.2 of this Agreement.

8.2 Travelers shall designate certain persons or entities which shall have the requisite licenses to solicit applications for the sale of Contracts. No representation is made as to the number or amount of Contracts that are to be sold by Travelers. Travelers shall make reasonable efforts to market the Contracts and shall comply with all applicable federal and state laws in connection therewith.

8.3 Travelers shall furnish, or shall cause to be furnished, to the Fund, each piece of sales literature or other promotional material in which the Fund, its investment adviser or the administrator is named, at least fifteen Business Days prior to its use. No such material shall be used unless the Fund approves such material. Such approval (if given) must be in writing and shall be presumed not given if not received within ten Business Days after receipt of such material. The Fund shall use all reasonable efforts to respond within ten days of receipt.

8.4 Travelers shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or Prospectus, as may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund.

8.5 Fund shall furnish, or shall cause to be furnished, to Travelers, each piece of the Fund's sales literature or other promotional material in which Travelers or the Separate Account is named, at least fifteen Business Days prior to its use. No such material shall be used unless Travelers approves such material. Such approval (if given) must be in writing and shall be presumed not given if not received within ten Business Days after receipt of such material. Travelers shall use all reasonable efforts to respond within ten days of receipt.

8.6 Fund shall not, in connection with the sale of Fund shares, give any information or make any representations on behalf of Travelers or concerning Travelers, the Separate Account, or the Contracts other than the information or representations contained in a registration


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         statement or prospectus for the Contracts, as may be amended or supplemented from time to time, or in published reports for the Separate Account which are in the public domain or approved by Travelers for distribution to Contractholders or Participants, or in sales literature or other promotional material approved by Travelers.


                                   ARTICLE IX

                                INDEMNIFICATION

9.1 Travelers agrees to indemnify and hold harmless the Fund, TAMIC, the Fund's investment adviser, and their affiliates, and each of their directors, officers, employees, agents and each person, if any, who controls any of the foregoing entities or persons within the meaning of the 1933 Act (collectively, the "Indemnified Parties" for purposes of Section 9.1), against any losses, claims, damages or liabilities for which the Indemnified Parties may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect to thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in information furnished by Travelers for use in the registration statement or Prospectus or sales literature or advertisements of the Fund or with respect to the Separate Account or Contracts, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of or as a result of conduct, statements or representations (other than statements or representations contained in the Prospectus and sales literature or advertisements of the Fund) of Travelers or its agents, with respect to the sale and distribution of Contracts for which Fund shares are an underlying investment; and Travelers will reimburse any Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Travelers will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission or alleged omission made in such registration statement, prospectus, sales literature, or advertisement in conformity with written information furnished to Travelers by the Fund specifically for use therein. This indemnity agreement will be in addition to any liability which Travelers may otherwise have.

9.2 The Fund agrees to indemnify and hold harmless Travelers and each of its directors, officers, employees, agents and each person, if any, who controls Travelers within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which Travelers or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (1) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or Prospectus or sales literature or advertisements of the Fund; (2) arise out of or are based upon the omission to state in the registration statement or Prospectus or sales literature or advertisements of the Fund any material fact required to be stated therein or


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         necessary to make the statements therein not misleading; or (3) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or Prospectus or sales literature or advertisements with respect to the Separate Account or the Contracts and such statements were based on information provided to Travelers by the Fund; and the Fund will reimburse any legal or other expenses reasonably incurred by Travelers or any such director, officer, employee, agent or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Fund will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such Registration Statement, Prospectus, sales literature or advertisements in conformity with written information furnished to the Fund by Travelers specifically for use therein. This indemnity agreement will be in addition to any liability which the Fund may otherwise have.

9.3 The Fund shall indemnify and hold Travelers harmless against any and all liability, loss, damages, costs or expenses which Travelers may incur, suffer or be required to pay due to the Fund's (1) incorrect calculation of the daily net asset value, dividend rate or capital gain distribution rate; (2) incorrect reporting of the daily net asset value, dividend rate or capital gain distribution rate; and (3) untimely reporting of the net asset value, dividend rate or capital gain distribution rate; provided that the Fund shall have no obligation to indemnify and hold harmless Travelers if the incorrect calculation or incorrect or untimely reporting was the result of incorrect information furnished by Travelers or information furnished untimely by Travelers.

9.4 Travelers shall indemnify and hold the Fund harmless against any and all liability, loss, damages, costs or expenses which the Fund may incur, suffer or be required to pay due to Travelers' incorrect calculation and/or untimely reporting of net purchase or redemption orders.

9.5 Promptly after receipt by an indemnified party under this Article of notices of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Article, notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Article. In case any such action is brought against any indemnified party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such indemnified party, and to the extent that the indemnifying party has given notice to such effect to the indemnified party and is performing its obligations under this Article, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation.


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9.6      Travelers shall indemnify and hold the Fund and the Fund's investment adviser harmless against any tax liability incurred by the Fund under
         Section 851 of the Code arising from purchases or redemptions by Travelers' General Accounts or the account of its affiliates.


                                   ARTICLE X

                          COMMENCEMENT AND TERMINATION

10.1 This Agreement shall be effective as of the date hereof and shall continue in force until terminated in accordance with the provisions herein.

10.2     This Agreement shall terminate without penalty:

         a. At the option of Travelers or the Fund at any time from the date hereof upon 180 days' notice, unless a shorter time is agreed to by the parties;

         b. At the option of Travelers, if any of the Fund's shares are not reasonably available to meet the requirements of the Contracts as determined by Travelers. Prompt notice of election to terminate shall be furnished by Travelers, said termination to be effective ten days after receipt of notice unless the Fund makes available a sufficient number of shares to meet the requirements of the Contracts within said ten-day period;

         c. At the option of Travelers, upon the institution of formal proceedings against the Fund by the Commission, National Association of Securities Dealers or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in Travelers' reasonable judgment, materially impair the Fund's ability to meet and perform the Fund's obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by Travelers with said termination to be effective upon receipt of notice

         d. At the option of the Fund, upon the institution of formal proceedings against Travelers by the Commission, National Association of Securities Dealers or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in the Fund's reasonable judgment, materially impair Travelers' ability to meet and perform Travelers obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by the Fund with said termination to be effective upon receipt of notice;

         e. At the option of the Fund, if the Fund shall determine, in its sole judgment reasonably exercised in good faith, that Travelers has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity will have a material adverse impact upon the business and operation of the Fund, the Fund shall notify Travelers in writing of such determination and its intent to terminate this


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               Agreement, and after considering the actions taken by Travelers and any other changes in circumstances since the giving of such notice, such determination of the Fund shall continue to apply on the sixtieth (60th) day following the giving of such notice, which sixtieth day shall be the effective date of termination:

         f. Upon termination of the Management Agreement between the Fund and Wells Fargo Nikko Investment Advisors or its successors unless Travelers specifically approves the selection of a new Fund manager. The Fund shall promptly furnish notice of such termination to Travelers;

         g. In the event the Fund's shares are not registered, issued or sold in accordance with applicable federal law, or such law precludes the use of such shares as the underlying investment medium of Contracts issued or to be issued by Travelers. Termination shall be effective immediately upon such occurrence without notice;

         h. At the option of the Fund, if the Contracts are not registered, issued or sold in accordance with applicable federal law; or

         I. Upon assignment of this-Agreement, unless made with the written consent of the non-assigning party.

         Any such termination pursuant to Section 10.2a, 10.2d, 10.2e, 10.2f or 10.2h herein shall not affect the operation of Article V of this Agreement. Any termination of this Agreement shall not affect the operation of Article IX of this Agreement.


                                   ARTICLE XI

                                   AMENDMENTS

11.1 Any other changes in the terms of this Agreement shall be made by agreement in writing between Travelers and Fund.

                                  ARTICLE XII

                                     NOTICE

12.1 Each notice required by this Agreement shall be given by certified mail, return receipt requested, to the appropriate parties at the following addresses:

         Travelers:       The Travelers Insurance Company
                          One Tower Square
                          Hartford, Connecticut  06183
                          Attn: William D. Wilcox

         Fund:            The Travelers Series Trust
                          One Tower Square
                          Hartford, CT  06183
                          Attn: Kathleen A. McGah





         Notice shall be deemed to be given on the date of receipt by the addresses as evidenced by the return receipt.


                                  ARTICLE XIII

                                 MISCELLANEOUS

13.1 All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund as neither the Directors, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund.

                                  ARTICLE XIV

                                      LAW

14.1 This Agreement shall be construed in accordance with the internal laws of the State of New York without giving effect to principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement (or amendment thereto) to be duly executed and attested as of the date first above written.


                                         Company:

                                         THE TRAVELERS INSURANCE COMPANY, on
                                         behalf of itself and its affiliate,
                                         Travelers Life and Annuity Company,
                                         By its authorized officer,


Attest
                                         ----------------------
                                         William D. Wilcox


                                         THE TRAVELERS SERIES TRUST:

                                         By its authorized officer,


                                         --------------------------
Attest                                   Kathleen A. McGah

                                  Schedule A:

                                                            DATE THE SEPARATE ACCOUNT WAS ESTABLISHED
                                                            BY TRAVELERS INSURANCE COMPANY (TIC) OR
               NAME OF ACCOUNT                              TRAVELERS LIFE AND ANNUITY COMPANY (TLAC)
               ---------------                              -----------------------------------------
1.       The Travelers Fund U for Variable Annuities                September 2, 1982 (TIC)

2.       The Travelers Fund UL                                      November 10, 1983 (TIC)

3.       The Travelers Fund UL II                                   October 17, 1995 (TLAC)

4.       The Travelers Fund VA for Variable Annuities               August 18, 1994 (TIC)

5.       The Travelers Separate Account QP                          December 26, 1995 (TIC)

6.       The Travelers Separate Account QP II                       February 19, 1996 (TLAC)

7.       The Travelers Separate Account Two
               for Variable Life Insurance                          October 16, 1996 (TLAC)

8.       The Travelers Separate Account Four
               for Variable Life Insurance                          October 16, 1996 (TIC)

9.       The Travelers Fund ABD for Variable Annuities              October 17, 1995 (TIC)

10.      The Travelers Fund ABD for Variable Annuities              October 17, 1995 (TIC)

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of July 31, 1996.

                                             Company:

                                             THE TRAVELERS INSURANCE COMPANY, on
                                             behalf of itself and its affiliate,
                                             Travelers Life and Annuity Company,
                                             By its authorized officer,

Attest

                                             Fund:

                                                         FUND
                                             -----------
                                             By its authorized officer,

Attest